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                                        WESTERN MASSACHUSETTS ELE  Exhibit G.1
                                        FINANCIAL DATA SCHEDULE  (As corrected)
                                        AS OF SEPTEMBER 30, 1996
                                        (THOUSANDS OF DOLLARS)

                                                                   PRO FORMA
                                                                 GIVING EFFECT
ITEM                                                              TO PROPOSED
  #              DESCRIPTION                     PER BOOK         TRANSACTION
  1  Total Net Utility Plant                        807,855            807,855
  2  Other Property and Investments                  94,522             94,522
  3  Total Current Assets                            74,038             73,629
  4  Total Deferred Charges                         138,176            138,176
  5  Balancing amount for Total Assets                    0                  0
  6  Total Assets                                 1,114,591          1,114,182
  7  Common Stock                                    26,812             26,812
  8  Capital Surplus, Paid In                       150,395            150,395
  9  Retained Earnings                              110,329            110,080
 10  Total Common Stockholders Equity               287,536            287,287
 11  Preferred Stock Subject to Mandatory Rede       21,000             21,000
 12  Preferred Stock Not Subject to Mandatory        53,500             53,500
 13  Long Term Debt, Net                            334,238            334,238
 14  Short Term Notes                                     0                  0
 15  Notes Payable                                    8,000              8,000
 16  Commercial Paper                                     0                  0
 17  Long Term Debt-Current Portion                  14,700             14,700
 18  Preferred Stock-Current Portion                  1,500              1,500
 19  Obligations Under Capital Leases                29,108             29,108
 20  Obligations Under Capital Leases-Current         2,971              2,971
 21  Balancing amount of Capitalization and Li      362,038            361,877
 22  Total Capitalization and Liabilities         1,114,591          1,114,182
 23  Gross Operating Revenue                        422,461            422,461
 24  Federal and State Income Taxes Expense          12,897             12,736
 25  Other Operating Expenses                       365,965            365,965
 26  Total Operating Expenses                       378,862            378,701
 27  Operating Income (Loss)                         43,599             43,760
 28  Other Income (Loss), Net                         2,448              2,240
 29  Income Before Interest Charges                  46,047             46,000
 30  Total Interest Charges                          24,692             24,894
 31  Net Income                                      21,355             21,106
 32  Preferred Stock Dividends                        5,212              5,212
 33  Earnings Available For Common Stock             16,143             15,894
 34  Common Stock Dividends                          20,226             20,226
 35  Total Annual Interest Charges on All Bond       24,154             24,154
 36  Cash Flow From Operations                            0                  0
 37  Earnings Per Share-Primary                        0.00               0.00
 38  Earnings Per Share-Fully Diluted                  0.00               0.00
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